SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                    THE SOURCE INFORMATION MANAGEMENT COMPANY
             (Exact Name of Registrant as Specified in Its Charter)

                 Missouri                                43-1710906
(State of Incorporation or Organization)       (IRS Employer Identification No.)

11644 Lilburn Park Road, St. Louis, Missouri               63146
(Address of Principal Executive Offices)                 (Zip Code)

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. |X|

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. |_|

Securities Act registration statement file number to which this form relates:
333-32733

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                          Name of each exchange on which
to be registered                             each class is to be registered
----------------                             ------------------------------

Common Stock $0.01 par value                      Boston Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                (Title of class)

Item 1.  Description of Registrant's Securities to be Registered

Authorized and Outstanding Capital Stock

The Company's Articles of Incorporation (the "Articles") provide for authorized capital of 22,000,000 shares, consisting of 20,000,000 shares of Common Stock, $0.01 par value per share and 2,000,000 shares of preferred stock, $0.01 par value per share. At September 4, 1997, 6,014,263 shares of Common Stock were outstanding. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Articles.

Common Stock

The holders of Common Stock are entitled to cast one vote for each share of record on all matters to be voted on by shareholders, including the election of directors. The Company's Articles (and Bylaws) provide for a classified Board of Directors with three classes serving staggered three year terms so that approximately one-third of the directors will be elected at each annual meeting. This provision could have the effect of delaying, deferring or preventing a change in control of the Company. Subject to payment or provision for full cumulative dividends in respect of any outstanding shares of preferred stocks, the holders of Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of legally available funds. In the event of liquidation, dissolution or winding up of the affairs of the Company, the holders of the Common Stock are entitled to share ratably in all remaining assets available for distribution to them after the payment of liabilities and after provision has been made for each class of stock, including the Preferred Stock, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions generally applicable to the Common Stock.


Item 2.  Exhibits

3.1               Articles of Incorporation of the Company

3.2               Amendment to Articles of Incorporation of the Company

3.3               Bylaws of the Company

3.4               Amendment to Bylaws of the Company

4.1               Form of Common Stock Certificate


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
                                    SIGNATURE

                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


                              THE SOURCE INFORMATION MANAGEMENT COMPANY


Date: 9-30-97                 By: /s/ W. Brian Rodgers
                                  ----------------------------------------------
                                  W. Brian Rodgers, Chief Financial Officer



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
                                  EXHIBIT INDEX


3.1 Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to Registration Statement on Form 10-SB (File no. 0-26238) first filed on June 12, 1995).

3.2 Amendment to Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.3 to Registration Statement No. 333-32733).

3.3 Bylaws of the Company (incorporated by reference to Exhibit 3.2 to Registration Statement on Form 10-SB (File no. 0-26238) first filed on June 12, 1995).

3.4 Amendment to Bylaws of the Company (incorporated by reference to Exhibit 3.4 to Registration Statement No. 333-32733).

4.1      Form of Common Stock Certificate  (incorporated by reference to Exhibit
         4.1 to Registration Statement No. 333-32733).


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